  As filed with the Securities and Exchange Commission on September 24, 1998
                                                  Registration No. 333-_________

==============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                           ------------------------

                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           ------------------------

                        TEXAS-NEW MEXICO POWER COMPANY
            (Exact name of registrant as specified in its charter)

            TEXAS                                               75-0204070
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                             Identification No.)


                            4100 INTERNATIONAL PLAZA
                                 P.O. BOX 2943
                            FORT WORTH, TEXAS 76113
                                 (817) 731-0099
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           ------------------------

                              MICHAEL D. BLANCHARD
                       VICE PRESIDENT AND GENERAL COUNSEL
                         TEXAS-NEW MEXICO POWER COMPANY
                            4100 INTERNATIONAL PLAZA
                                 P.O. BOX 2943
                            FORT WORTH, TEXAS 76113
                                 (817) 731-0099
                              FAX:  (817) 737-1333
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                           ------------------------

                                   COPIES TO:

          BRIAN D. BARNARD                          ROBERT B. WILLIAMS
        HAYNES AND BOONE, LLP                 MILBANK, TWEED, HADLEY & MCCLOY
     201 MAIN STREET, SUITE 2200                  1 CHASE MANHATTAN PLAZA
      FORT WORTH, TEXAS  76102                   NEW YORK, NEW YORK 10005
           (817) 347-6600                              (212) 530-5000
         FAX: (817) 347-6650                        FAX: (212) 530-5219

                           ------------------------

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the Registration Statement becomes effective, as determined by market conditions and other factors.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                     CALCULATION OF REGISTRATION FEE
===========================================================================================================
                                                          PROPOSED          PROPOSED
                                                           MAXIMUM           MAXIMUM
                                        AMOUNT TO BE   OFFERING PRICE       AGGREGATE         AMOUNT OF
TITLE OF SECURITIES TO BE REGISTERED     REGISTERED       PER UNIT       OFFERING PRICE    REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------
Senior Debt Securities ................       (1)             (1)               (2)               N/A
First Mortgage Bonds ..................       (1)             (1)               (2)               N/A
     Total ............................                                     $200,000,000       $59,000(3)
===========================================================================================================

(1)  Not applicable pursuant to General Instruction II.D. to Form S-3.

(2) In no event will the aggregate maximum offering price of all securities issued pursuant to this Registration Statement exceed $200,000,000.

(3) Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
==============================================================================

******************************************************************************
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.
******************************************************************************

                SUBJECT TO COMPLETION, DATED SEPTEMBER 24, 1998
PROSPECTUS
          , 1998



                                  $200,000,000


                         TEXAS-NEW MEXICO POWER COMPANY

                             SENIOR DEBT SECURITIES

                    _______________________________________


     Texas-New Mexico Power Company ("TNMP" or the "Company") from time to time may offer, in an aggregate principal amount not to exceed $200,000,000, in one or more series, its senior debt securities (the "Senior Debt Securities").
Prior to the Release Date (as defined in "Overview of Securities" below), the Senior Debt Securities will be secured by the issuance and delivery to the Trustee (as defined below) in trust for the benefit of the holders of Senior Debt Securities one or more series of first mortgage bonds (the "First Mortgage Bonds") issued under the Company's Mortgage Indenture (as defined below). The Senior Debt Securities will be issued under the indenture to be entered into between TNMP and Chase Bank of Texas, N.A., as trustee (the "Trustee"), as amended and supplemented by supplemental indentures thereto (collectively, the "Indenture"). The Senior Debt Securities may be offered in amounts, at prices and on terms to be determined at the time of sale. Certain terms of the Senior Debt Securities including, where applicable, the specific designation, aggregate principal amount, interest rate, interest payment dates, maturity, public offering price, description of collateral, any redemption terms or other specific terms of each series of the Senior Debt Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement or Supplements (a "Prospectus Supplement").

     TNMP may sell the Senior Debt Securities to or through underwriters, through dealers or directly to purchasers. See "Plan of Distribution." The Prospectus Supplement will set forth the names of such underwriters or dealers, if any, any applicable commissions or discounts and the proceeds to TNMP from such sale.

     This Prospectus may not be used to consummate sales of the Senior Debt Securities unless accompanied by a Prospectus Supplement applicable to the Senior Debt Securities being sold.

                    _______________________________________

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
      THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM-
       MISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             AVAILABLE INFORMATION

     The Company and TNP Enterprises, Inc. ("TNP"), of which the Company is the principal wholly-owned operating subsidiary, are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, the Company and TNP file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information can be inspected and copied at the public reference facilities that the Commission maintains at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the Commission at the principal offices of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

     The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Senior Debt Securities. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in the Prospectus concerning the contents of any documents referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description, and each such statement shall be deemed qualified in its entirety by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference in this Prospectus:

     (i)    Annual Report on Form 10-K for the year ended December 31, 1997;

     (ii)   Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;
            and

     (iii)  Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus from their respective dates of filing.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Written requests for such copies should be directed to the Company at 4100 International Plaza, P.O. Box 2943, Fort Worth, Texas 76113. Telephone requests may be directed to Michael D. Blanchard, Vice President and General Counsel of the Company, at (817) 731-0099.


                STATEMENT REGARDING FORWARD LOOKING INFORMATION

     The discussions in this document and incorporated by reference herein that are not historical facts, including, but not limited to, the outcome of current and future rate/regulatory proceedings, the continued application of regulatory accounting principles, future cash flows and the potential recovery of stranded costs, are based upon current expectations. Actual results may differ materially. Among the facts that could cause the results to differ materially from expectations are the following: legislation in the states TNMP serves affecting the regulation of TNMP's business; changes in regulations affecting TNMP's business; results of regulatory proceedings affecting TNMP's operations; future acquisitions or strategic partnerships; general business and economic conditions; the effectiveness of TNMP's year 2000 mitigation plan, and the timely year 2000 compliance by TNMP's vendors; and other factors described from time to time in TNP's and TNMP's reports filed with the Commission. The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made.


                                  THE COMPANY

     TNMP is a public utility engaged in generating, purchasing, transmitting, distributing and selling electricity to approximately 226,000 customers in 85 municipalities and adjacent rural areas through three operating regions in Texas and New Mexico. The Company's largest division, the Gulf Coast Region, includes the area along the Texas Gulf Coast between Houston and Galveston. This division produced 54.3% of total operating revenues in 1997. The Company's North-Central Region produced 24.8% of total operating revenues in 1997, and the Company's Mountain Region produced 18.5% of total operating revenues in 1997. The remaining 2.4% of TNMP's revenues in 1997 were generated by the Company's power marketing activities. TNMP's predecessor was organized in 1925.

     TNMP, through its subsidiaries, owns one electric generating facility, TNP One, which is located in Robertson County, Texas. TNP One consists of two 150-megawatt units, each of which utilizes a lignite-fueled, circulating fluidized bed technology. The two units supply, on an annualized basis, approximately 20% of TNMP's power requirements.

     TNMP has two subsidiaries, Texas Generating Company and Texas Generating Company II, both of which were organized to facilitate TNMP's acquisitions of Unit 1 and Unit 2 of TNP One, in 1990 and 1991, respectively. The Company and its subsidiaries are all Texas corporations. Their executive offices are located at 4100 International Plaza, P.O. Box 2943, Fort Worth, Texas 76113 and their telephone number is (817) 731-0099.

     The Company is subject to regulation by the Public Utility Commission of Texas and the New Mexico Public Utility Commission. The Company is subject in some of its activities, including the issuance of securities, to the jurisdiction of the Federal Energy Regulatory Commission.

     The Company is a wholly-owned subsidiary of TNP, a Texas corporation and a non-utility holding company, which is listed on the New York Stock Exchange under the ticker symbol TNP.


                                USE OF PROCEEDS

     Except as otherwise stated in the applicable Prospectus Supplement, net proceeds from the sale of the Senior Debt Securities offered hereby will be used for the discharge, retirement or repayment of short or long-term debt and borrowings made or expected to be made and for other corporate purposes. Specific allocations of proceeds for such purposes have not been made at this time. Funds may be borrowed in anticipation of future requirements.


                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth TNMP's ratio of earnings to fixed charges for the periods indicated.




                                           Twelve Months       Year Ended December 31,
                                               Ended         ----------------------------
                                           June 30, 1998     1997  1996  1995  1994  1993
                                           -------------
Ratio of Earnings to Fixed Charges/(1)/ ...     2.13         2.15  1.53  1.87   *    1.24

* Earnings were insufficient to fund fixed charges in 1994. The amount of the shortfall was $30 million.
(1) For the purpose of computing these ratios, earnings consists of net income plus income taxes and fixed charges. Fixed charges consist of total interest, amortization of debt discount, premium and expense and the estimated portion of interest implicit in rentals.

                             OVERVIEW OF SECURITIES

     The Senior Debt Securities may be issued from time to time and in one or more series. Prior to the Release Date (as defined below), the Senior Debt Securities will be secured by TNMP's First Mortgage Bonds (the "Senior Note Mortgage Bonds"). On the Release Date, any outstanding Senior Debt Securities will cease to be secured by the Senior Note Mortgage Bonds and will become unsecured general obligations of TNMP.

     Each series of Senior Debt Securities will be issued under the Indenture, as supplemented by a supplemental indenture describing the particular terms of such series. The form of Indenture is filed as an exhibit to the Registration Statement. The new supplemental indentures will be entered into contemporaneously with the issuance of each series of the Senior Debt Securities to be so secured.

     TNMP will issue the Senior Note Mortgage Bonds under one or more supplemental indentures (each, a "Supplemental Mortgage Indenture") to the Indenture of Mortgage and Deed of Trust, dated as of November 1, 1944, between Community Public Service Co. (now known as Texas-New Mexico Power Company) and City National Bank and Trust Company of Chicago, Chicago, Illinois (whose current successor is U.S. Bank Trust, N.A.) (the "Mortgage Trustee"), as supplemented and amended by the supplemental indentures thereto (collectively, the "Mortgage Indenture").

     The "Release Date" will be the date on which the Senior Debt Securities will cease to be secured by the Senior Note Mortgage Bonds and become unsecured general obligations of TNMP. The date will be chosen by TNMP, but will not occur prior to the date as of which all First Mortgage Bonds, other than the Senior Note Mortgage Bonds securing the Senior Debt Securities of all series, have been retired through payment, redemption or otherwise, at, before or after the maturity thereof.

     Neither the Indenture nor the Mortgage Indenture (collectively, the "Indentures") requires that TNMP issue future issues of debt securities under the Indentures. Subject to certain restrictions that are described in "Description of the Senior Debt Securities -- Limitations on Liens" and "-- Limitations on Sale and Lease-Back Transactions," the Company will be free to employ other indentures or documentation, containing provisions different from those included in the Indentures or applicable to one or more issues of Senior Debt Securities, in connection with future issues of such other debt securities. Certain capitalized terms herein are defined in the Indentures.


                   DESCRIPTION OF THE SENIOR DEBT SECURITIES

     The following summaries of certain provisions of the Senior Debt Securities and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by express reference to, all the provisions of the Indenture, including the definitions therein of certain terms. Capitalized terms not defined herein are defined in the Indenture.

GENERAL

     Until the Release Date, the Senior Debt Securities of each series will be secured by one or more series of Senior Note Mortgage Bonds issued under the Mortgage Indenture and delivered to the Trustee. See "-- Security; Release Date." ON THE RELEASE DATE, THE SENIOR DEBT SECURITIES WILL CEASE TO BE SECURED BY THE SENIOR NOTE MORTGAGE BONDS AND WILL BECOME UNSECURED GENERAL OBLIGATIONS OF THE COMPANY AND WILL RANK ON A PARITY WITH OTHER UNSECURED INDEBTEDNESS OF THE COMPANY. The Indenture provides that, in addition to the Senior Debt Securities offered hereby, TNMP may issue additional Senior Debt Securities thereunder, without limitation as to aggregate principal amount, from time to time, in one or more series. Prior to the Release Date, the amount of Senior Debt Securities that TNMP may issue cannot exceed the aggregate principal amount of First Mortgage Bonds that the Company is able to issue under its Mortgage Indenture. As of July 31, 1998, there were two series of First Mortgage Bonds outstanding in an aggregate principal amount equal to $108,000,000. In addition, at July 31, 1998, there were two series of First Mortgage Bonds in an aggregate principal amount of $130,000,000 issued as collateral to secure two debt facilities of the Company. At July 31, 1998, the Company could have issued approximately $131 million of additional First Mortgage Bonds at an assumed 9% interest rate.

     The Indenture does not contain any debt covenants or provisions which would afford holders of Senior Debt Securities protection in the event of a highly leveraged transaction.

     Please refer to the Prospectus Supplement relating to each particular issue of the Senior Debt Securities being offered for, among other things, the following terms thereof:

     (a)  the title of the Senior Debt Securities of the series;

     (b) any limit upon the aggregate principal amount of the Senior Debt Securities of the series which may be authenticated and delivered under the Indenture;

     (c) the person to whom any interest on a Senior Debt Security of the series shall be payable, if other than the Person in whose name the Senior Debt Security is registered;

     (d) the date or dates on which the principal or installments of principal is payable and any rights to extend such date or dates;

     (e) the rate or rates (which may be fixed or variable) per annum at which the Senior Debt Securities of the series will bear interest or the method by which such rate or rates shall be determined and the date from which such interest will accrue or the method by which such date or dates shall be determined;

     (f) the obligation, if any, of the Company to redeem, repay or purchase any Senior Debt Securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which, any such securities shall be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

     (g) the denominations in which any Senior Debt Securities of the series shall be issuable, if other than denominations of $1,000 and any integral multiple thereof;

     (h) if other than the principal amount thereof, the portion of the principal amount of Senior Debt Securities of the series which shall be payable upon declaration of acceleration of the maturity thereof;

     (i) if other than such coin or currency of the United States of America as at the time of payment is legal tender for payment of public or private debts, the coin or currency in which payment of the principal of (and premium, if any) and interest, if any, on the Senior Debt Securities of the series shall be payable and the manner of determining the equivalent thereof in the currency of the United States of America for any purpose;

     (j) if the principal of (and premium, if any) or interest, if any, on the Senior Debt Securities of the series are to be payable, at the election of the Company or a Holder thereof, in a coin or currency other than that in which the Senior Debt Securities are stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made;

     (k) if the amount of payments of principal of (and premium, if any) or interest, if any, on the Senior Debt Securities of the series may be determined with reference to an index based on a coin or currency other than that in which such Senior Debt Securities are stated to be payable or pursuant to a formula, the manner in which such amounts shall be determined;

     (l) any provisions permitted by the Indenture relating to Events of Default or covenants of the Company with respect to such series of Senior Debt Securities;

     (m) if the principal amount payable at the stated maturity of any Senior Debt Securities of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which shall be deemed to be the principal amount of such Senior Debt Securities as of any such date for any purpose under the applicable Prospectus Supplement or under the Indenture, including the principal amount thereof which shall be due and payable upon any maturity other than the stated maturity or which shall be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount shall be determined);

     (n) if applicable, that the Senior Debt Securities of the series, in whole or any specified part, shall not be defeasible pursuant to the Indenture and the manner in which any election by the Company to defease such Senior Debt Securities shall be evidenced;

     (o) if applicable, that any Senior Debt Securities of the series shall be issuable in whole or in part in the form of one or more Global Securities (as hereinafter defined at page 13) and, in such case, the respective Depositaries (as hereinafter defined at page 13) for such Global Securities, the form of any legend or legends which shall be borne by any such Global Security and any circumstances in which any such Global Security may be exchanged in whole or in part for Senior Debt Securities registered, and any transfer of such Global Security in whole or in part may be registered, in the name or names of persons other than the Depositary for such Global Security or a nominee thereof;

     (p) providing collateral to the Trustee to secure payment of the principal of (and premium, if any) and interest on the Senior Debt Securities of any series, and provisions for the release of any such collateral; and

     (q)  any other terms of the series.


     Unless otherwise indicated in the Prospectus Supplement relating thereto, the principal of (and premium, if any) and interest on, the Senior Debt Securities of each series will be payable, and the Senior Debt Securities of each series will be exchangeable and transfers thereof will be registrable, at the Place of Payment, provided that, if the Senior Debt Securities of each series are not Global Securities, at the option of the Company, payment of interest may be made by check mailed or wire transferred to the address of the person entitled thereto as it appears in the Security Register.

     Unless otherwise indicated in the Prospectus Supplement relating thereto, the Senior Debt Securities of each series will be issued in United States dollars in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the Senior Debt Securities of each series, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

SECURITY; RELEASE DATE

     Until the Release Date, each series of the Senior Debt Securities will be secured by one or more series of Senior Note Mortgage Bonds issued and delivered by the Company to the Trustee. See "Description of the First Mortgage Bonds." When issuing Senior Debt Securities prior to the Release Date, the Company will simultaneously issue and deliver Senior Note Mortgage Bonds to the Trustee as security for such Senior Debt Securities. The Senior Note Mortgage Bonds will have the same stated rate of interest (or interest calculated in the same manner), interest payment dates, stated maturity date and redemption provisions and will be in the same aggregate principal amount as the corresponding Senior Debt Securities. The Trustee has agreed to hold the Senior Note Mortgage Bonds in such capacity under all circumstances and not transfer such Senior Note Mortgage Bonds until the earlier of the Release Date or the prior retirement of the Senior Debt Securities through redemption, repurchase or otherwise. Any payment made in respect to the Company's obligations under the Senior Debt Securities shall be deemed a payment in respect of the Senior Note Mortgage Bonds. The obligation of the Company to make payments with respect to the principal of and interest on the Senior Note Mortgage Bonds shall be fully satisfied and discharged to the extent that, at any time that any such payment shall be due, the Company shall have paid fully the then due principal of and interest on, and fees with respect to, the Senior Debt Securities.

     ON THE RELEASE DATE, THE TRUSTEE WILL DELIVER ALL SENIOR NOTE MORTGAGE BONDS TO THE COMPANY FOR CANCELLATION AND THE COMPANY WILL CAUSE THE TRUSTEE TO PROVIDE NOTICE TO ALL HOLDERS OF SENIOR DEBT SECURITIES THAT THE RELEASE DATE HAS OCCURRED. AS A RESULT, ON THE RELEASE DATE, THE SENIOR NOTE MORTGAGE BONDS WILL CEASE TO SECURE THE SENIOR DEBT SECURITIES, AND THE SENIOR DEBT SECURITIES WILL BECOME UNSECURED GENERAL OBLIGATIONS OF THE COMPANY AND WILL RANK ON A PARITY WITH OTHER UNSECURED SENIOR INDEBTEDNESS OF THE COMPANY. Each series of Senior Note Mortgage Bonds will be secured by a lien on certain property owned by the Company. In certain circumstances prior to the Release Date, the Company is permitted to reduce the aggregate principal amount of an issue of Senior Note Mortgage Bonds held by the Trustee, but in no event to an amount lower than the aggregate outstanding principal amount of the Senior Debt Securities initially issued contemporaneously with such Senior Note Mortgage Bonds. Following the Release Date, the Company will cause the Mortgage Indenture to be closed, and the Company will not issue any additional bonds under such Mortgage Indenture. The intention of these provisions is that before the

Release Date the Senior Debt Securities will have the benefit of being secured by the First Mortgage Bonds, and after the Release Date the Senior Debt Securities will have the benefit of the same security as other secured debt of the Company, if any, subject to specified exceptions.

LIMITATIONS ON LIENS

     The Indenture provides that from and after the Release Date and as long as any Senior Debt Securities are outstanding, the Company may not, and may not permit any Subsidiary to, incur, issue, assume, guarantee or permit to exist Indebtedness (as hereinafter defined at page 12), that is secured by any Lien (as hereinafter defined at page 12), created on or prior to the Release Date, of the Company or any Subsidiary upon any of its property or assets, or upon shares of capital stock or evidences of Indebtedness issued by any Subsidiary and owned by the Company or any Subsidiary, whether owned at the date of the Indenture or thereafter acquired, without making, or causing such Subsidiary to make, effective provision to secure all of the Senior Debt Securities of each series, issued under the Indenture and then outstanding, by such Lien, equally and ratably with any and all other Indebtedness thereby secured so long as such Indebtedness shall be so secured. This restriction will not apply to Indebtedness secured by Liens existing on the date of the Indenture or to any of the following:

     (a) Liens on any property or assets acquired, constructed or improved by the Company or any Subsidiary after the date of the Indenture which are created or assumed contemporaneously with such acquisition, construction or improvement, or within 180 days after the completion thereof, to secure or provide for the payment of all or any part of the cost of such acquisition, construction or improvement (including related expenditures capitalized for federal income tax purposes in connection therewith) incurred after the date of the Indenture;

     (b) Liens of or upon any property, shares of capital stock or Indebtedness existing at the time of acquisition thereof, whether by merger, consolidation, purchase, lease or otherwise (including Liens of or upon property, shares of capital stock or Indebtedness of a corporation existing at the time such corporation becomes a Subsidiary);

     (c)  Liens in favor of the Company or any Subsidiary;

     (d) Liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof or political entity affiliated therewith, to secure partial, progress, advance or other payments, or other obligations, pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the cost of acquiring, constructing or improving the property subject to such Liens (including Liens incurred in connection with pollution control, industrial revenue or similar financings);

     (e) Liens on any property created, assumed or otherwise brought into existence in contemplation of the sale or other disposition of the underlying property, whether directly or indirectly, by way of share disposition or otherwise; provided that 180 days from the creation of such Liens the Company must have disposed of such property and any Indebtedness secured by such Liens shall be without recourse to the Company or any Subsidiary;

     (f) Liens imposed by law, such as mechanics', workmen's, repairmen's, materialmen's, carriers', warehousemen's, vendors' or other similar liens arising in the ordinary course of business, or governmental (federal, state or municipal) liens arising out of contracts for the sale of products or services by the Company or any Subsidiary, or deposits or pledges to obtain the release of any of the foregoing;

     (g) Liens arising out of pledges or deposits under workmen's compensation laws or similar legislation and Liens of judgments thereunder which are not currently dischargeable, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of money) or leases to which the Company or any Subsidiary is a party, or deposits to secure public or statutory obligations of the Company or any Subsidiary, or deposits in connection with obtaining or maintaining self-insurance or to obtain the benefits of any law, regulation or arrangement pertaining to unemployment insurance, old age pensions, social security or similar matters, or deposits of cash or obligations of the United States of America to secure surety, appeal or customs bonds to which the Company or any Subsidiary is a party, or deposits in litigation or other proceedings such as, but not limited to, interpleader proceedings;

     (h) Liens created by or resulting from any litigation or other proceeding which is being contested in good faith by appropriate proceedings, including Liens arising out of judgments or awards against the Company or any Subsidiary with respect to which the Company or such Subsidiary is in good faith prosecuting an appeal or proceedings for review; or Liens incurred by the Company or any Subsidiary for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding to which the Company or such Subsidiary is a party;

     (i) Liens for taxes or assessments or governmental charges or levies not yet due or delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings;

     (j) Liens consisting of easements, rights-of-way, zoning restrictions, restrictions on the use of real property, and defects and irregularities in the title thereto, landlords' liens and other similar liens and encumbrances none of which interferes materially with the use of the property covered thereby in the ordinary course of the business of the Company or such Subsidiary and which do not, in the opinion of the Company, materially detract from the value of such properties; and

     (k) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Lien referred to in the foregoing clauses (a), (b), or (e) to (j), inclusive; provided that (i) such extension, renewal or replacement Lien shall be limited to all or a part of the same property, shares of stock or Indebtedness that secured the Lien extended, renewed or replaced (plus improvements on such property) and (ii) the amount of Indebtedness secured by such Lien at such time is not increased.

     The Indenture provides that notwithstanding the foregoing limitations, the Company or its Subsidiaries may incur, issue, assume or guarantee Indebtedness secured by Liens without equally and ratably securing the Senior Debt Securities of each series then Outstanding, provided, that at the time of such incurrence, issuance, assumption or guarantee of Indebtedness, after giving effect thereto and to the retirement of any Indebtedness which is concurrently being retired, the sum of (i) the aggregate amount of all outstanding Indebtedness secured by Liens which could not have been incurred, issued, assumed or guaranteed by the Company or a Subsidiary without equally or ratably securing the Senior Debt Securities of each series then Outstanding, except for the provisions of this paragraph, plus (ii) the Attributable Value of Sale and Leaseback Transactions entered into pursuant to the last paragraph of "-- Limitations on Sale and Lease-Back Transactions," does not at such time exceed the greater of 10% of the Net Tangible Assets (as hereinafter defined at page 12) or 10% of the Consolidated Capitalization of the Company.

LIMITATIONS ON SALE AND LEASE-BACK TRANSACTIONS

     The Indenture provides that after the Release Date, so long as any Senior Debt Securities are Outstanding, neither the Company nor any Subsidiary will enter into any arrangement under which the Company or a Subsidiary would lease any property or assets which it has sold or transferred or is going to sell or transfer (a "Sale and Leaseback Transaction") unless either: (a) the Company or such Subsidiary would, when entering into such arrangement, be entitled, without equally and ratably securing the Securities of each series then Outstanding, to incur, issue, assume or guarantee Indebtedness secured by a Lien on such property pursuant to the first paragraph of "-- Limitations on Liens" (including clauses (a) - (k) thereof); or (b) the Company, within 180 days after such sale or transfer applies an amount equal to the greater of (i) the net proceeds of the sale of property or assets sold and leased back pursuant to such arrangement or (ii) the fair market value of the property or assets so sold and leased back at the time of entering into such arrangement (as determined by any two Officers) to the retirement of Funded Indebtedness of the Company; provided, that the amount to be applied to the retirement of Funded Indebtedness of the Company shall be reduced by (i) the principal amount of any Senior Debt Securities delivered within 120 days after such sale to the Trustee for retirement and cancellation, and (ii) the principal amount of Funded Indebtedness, other than Senior Debt Securities, voluntarily retired by the Company within 120 days after such sale. This provision applies to Sale and Leaseback Transactions with primary lease terms and possible renewal terms exceeding three years. Notwithstanding the foregoing, the Company and its Subsidiaries, or any of them, may enter into a Sale and Leaseback Transaction which would otherwise be prohibited; provided, that at the time of such transaction, after giving effect thereto, the sum of (i) the aggregate amount of the Attributable Value in respect of all Sale and Leaseback Transactions existing at such time which could not have been entered into except for the provisions of this paragraph plus (ii) the aggregate amount of outstanding Debt secured by Liens in reliance on the last paragraph of "--Limitations on Liens" of the Indenture does not at such time exceed the greater of 10% of the Net Tangible Assets or 10% of the Consolidated Capitalization of the Company. A Sale and Leaseback Transaction shall not be deemed to result in the creation of a Lien.

VOTING OF SENIOR NOTE MORTGAGE BONDS HELD BY THE TRUSTEE

     Prior to the Release Date, the Trustee, as a holder of Senior Note Mortgage Bonds, will attend any meeting of bondholders under the Mortgage Indenture as to which it receives due notice, or, at its option, will deliver its proxy in connection therewith. Either at such meeting, or otherwise where the consent of holders of Mortgage Bonds issued under the Mortgage Indenture is sought without a meeting, the Trustee will vote all of the Senior Note Mortgage Bonds held by it, or will consent or withhold its consent with respect thereto, as directed by the holders of a majority in aggregate principal amount of the outstanding Senior Debt Securities; provided, however, the Trustee may not vote the First Mortgage Bonds pledged as collateral for any particular series in favor of, or give consent to, any action which, in the Trustee's opinion, would materially adversely affect such series of First Mortgage Bonds in a manner not shared generally by all other First Mortgage Bonds, except upon notification by the Trustee to the holders of the related series of Senior Debt Securities of such proposal and consent thereto of the holders of a majority in principal amount of the outstanding Senior Debt Securities of such series.

RESIGNATION OR REMOVAL OF TRUSTEE

     The Trustee may resign at any time with respect to any series of Senior Debt Securities by giving written notice thereof to the Company. The Trustee may be removed at any time with respect to any series of Senior Debt Securities by the Holders of a majority in aggregate principal amount of the Outstanding Senior Debt Securities of that series, delivered to the Trustee and to the Company.

     If at any time: (i) the Trustee fails to comply with the conflict of interest provisions contained in Section 310(b) of the Trust Indenture Act of 1939, as amended by the Trust Indenture Reform Act of 1990 with respect to any series of Senior Debt Securities after written request therefor by the Company or by any securityholder who has been a bona fide Holder of a Senior Debt Security of that series for at least six months, (ii) the Trustee ceases to be eligible under the Indenture with respect to any series of Senior Debt Securities and fails to resign after written request therefor by the Company or by any such securityholder, (iii) the Trustee becomes incapable of acting with respect to any series of Senior Debt Securities, or (iv) the Trustee is adjudged a bankrupt or insolvent or a receiver of the Trustee or of its property is appointed or any public officer takes charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in any such case, (1) the Company may remove the Trustee, with respect to the Senior Debt Securities of that series, or, in the case of clause (iv), with respect to all series, or (2) subject to the Indenture, any securityholder who has been a bona fide Holder of a Senior Debt Security of such series for at least six months may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee with respect to the series, or, in the case of clause (iv), with respect to all series.

     If the Trustee resigns, is removed or becomes incapable of acting with respect to any series of Senior Debt Securities, or if a vacancy occurs in the office of the Trustee with respect to any series of Senior Debt Securities for any cause, the Company will promptly appoint a successor Trustee or Trustees with respect to the Senior Debt Securities of that or those series (it being understood that any such successor Trustee may be appointed with respect to the Senior Debt Securities of one or more or all of such series and that at any time there will be only one Trustee with respect to the Senior Debt Securities of any particular series). If, within one year after such resignation, removal or incapacity, or the occurrence of such vacancy, a successor Trustee with respect to such series of Senior Debt Securities is appointed by the Holders of a majority in aggregate principal amount of the Outstanding Senior Debt Securities of such series delivered to the Company and the predecessor Trustee, the successor Trustee so appointed will, forthwith upon its acceptance of such appointment in accordance with the applicable requirements of the Indenture, become the successor Trustee with respect to such series and supersede the successor Trustee appointed by the Company with respect to such series. If no successor Trustee with respect to such series is so appointed by the Company or the securityholders of such series and accepted appointment in the manner required by the Indenture, any securityholder who has been a bona fide Holder of a Senior Debt Security of that series for at least six months may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Trustee with respect to such series.

     The Company will give notice of each resignation and each removal of the Trustee with respect to the Senior Debt Securities of any series and each appointment of a successor Trustee with respect to the Senior Debt Securities of any series by mailing written notice of such event by first-class mail, postage prepaid, to the Holders of Senior Debt Securities of that series as their names and addresses appear in the Security Register. Each notice shall include the name of the successor Trustee with respect to the Senior Debt Securities of such series and the address of its corporate trust office.

CONCERNING THE TRUSTEE

     Chase Bank of Texas, N.A. is the Trustee under the Indenture. The Trustee is not the trustee under any other indenture pursuant to which Indebtedness securities of the Company are outstanding. The Company maintains banking relationships with an affiliate of the Trustee in the ordinary course of business, and such affiliate of the Trustee is the agent for a syndicated group of banks, which includes the Trustee, that has extended a $150,000,000 revolving line of credit to the Company.

EVENTS OF DEFAULT

     The Indenture defines an Event of Default with respect to the Senior Debt Securities of any series as: (a) default in payment of principal (or premium, if any) of any Senior Debt Security of that series when due and payable, at its Maturity or otherwise; (b) default in payment of any interest on any Senior Debt Security of that series when due and payable, and continuance of such default for a period of 30 days; (c) default in the deposit of any sinking fund payment, when and as due by the terms of a Senior Debt Security of that series; (d) default in the performance, or breach, of any covenant or warranty of the Company in the Indenture (other than certain covenants or warranties) and continuance of such default or breach by the Company for 60 days after due notice in the performance of any covenants or warranties in the Indenture; (e) certain events of bankruptcy, insolvency or reorganization of the Company; (f) prior to the Release Date, a "default" under the Mortgage Indenture has occurred and is continuing; and (g) acceleration of any Indebtedness (including Senior Debt Securities of any other series) of the Company in an aggregate principal amount exceeding $10 million.

     The Indenture provides that, if any Event of Default with respect to Senior Debt Securities of any series at the time Outstanding occurs and is continuing, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Senior Debt Securities of that series may, by notice as provided in the Indenture, declare the principal amount, together with all accrued and unpaid interest thereon, of all Senior Debt Securities of that series to be due and payable immediately upon notice in writing to the Company (and to the Trustee if given by Holders), but upon certain conditions such declaration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of or interest on the bonds and certain other specified defaults) may be waived by the Holders of a majority in principal amount of the Outstanding Senior Debt Securities of that series on behalf of the Holders of all Senior Debt Securities of such series, except that upon the occurrence of certain bankruptcy Events of Default, such principal and interest shall become immediately declared payable without any such declaration.

     The Indenture provides that the Trustee will, within 90 days after the Trustee has received written notice of a default with respect to Senior Debt Securities of any series at the time Outstanding, give to the Holders of the Outstanding Senior Debt Securities of such series, notice of such default known to it if uncured or not waived, provided that, except in the case of default in the payment of principal of (or premium, if any) or interest on any such Senior Debt Securities, the Trustee will be protected in withholding of such notice if the Trustee in good faith determines that the withholding of such notice is in the interest of the Holders of the Outstanding bonds of such series; and, provided further, that such notice shall not be given until 30 days after the occurrence of a "Default" specified in clause (d) of the definition of "Event of Default" above. The term "Default" for the purpose only of this provision means any event which is, or after notice or lapse of time or both would become, an Event of Default.

     The Holders of a majority in aggregate principal amount of the outstanding Senior Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Senior Debt Securities of such series; provided that (a) the Trustee will have the right to decline to follow any such direction if the Trustee, being advised by counsel, determines that the action so directed may not lawfully be taken or would conflict with the Indenture; (b) the Trustee will have the right to decline to follow such direction if the Trustee in good faith determines that the proceedings so directed would involve it in personal liability or be unjustly prejudicial to the Holders not taking part in such direction; (c) such direction will be presented by such Holders to the Trustee in a timely manner; (d) such direction will not be in conflict with any rule of law or with the Indenture; and (e) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

     The Indenture includes a covenant that the Company will file at least annually with the Trustee a certificate of no Default, or specifying any Default that exists.

DISCHARGE; DEFEASANCE

     The Indenture provides that the Company, at its option (to the extent provided), (a) will be discharged from any and all obligations with respect to the Senior Debt Securities (except for certain obligations, including registering the transfer or exchange of the Senior Debt Securities, replacing stolen, lost or mutilated Senior Debt Securities, maintaining paying agencies and holding monies for payment in trust) or (b) need not comply with certain restrictive covenants of the Indenture (and the occurrence of certain Events of Default with respect to such restrictive covenants), upon the deposit with the Trustee (and in the case of a defeasance, 91 days after such deposit), in trust, of money, or U.S. Government Obligations, or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal of and interest on the Senior Debt Securities on the date such payments are due in accordance with the terms of the Senior Debt Securities to their stated maturities. Upon such defeasance and discharge, the Trustee will deliver to the Company for cancellation all Senior Note Mortgage Bonds securing such Senior Debt Securities, after which time such Senior Debt Securities will no longer be secured by Senior Note Mortgage Bonds. To exercise any such option, the Company is required to meet certain conditions, including delivering to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the Holders of the Senior Debt Securities to recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance, and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur.

MODIFICATION OF THE INDENTURE

     The Indenture permits the Company and the Trustee to execute supplemental indentures that add, change or eliminate provisions of the Indenture or modify the rights of the Holders of Outstanding Senior Debt Securities. Such execution may be without the consent of the Holders of the Senior Debt Securities in some cases and in others with the consent of the Holders of at least a majority in principal amount of Outstanding Senior Debt Securities of each series of Senior Debt Securities affected by the supplemental indenture. No such supplemental indenture, however, may, without the consent of Holders of 100% in Principal Amount of Outstanding Senior Debt Securities of each series affected thereby
(a) change the Stated Maturity of any Senior Debt Security, (b) reduce the principal amount of, or the rate of interest on, any Senior Debt Security, (c) change the place or currency of payment on any Senior Debt Security, (d) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity thereof, (e) prior to the Release Date, impair the interest of the Trustee in the Senior Note Mortgage Bonds, (f) reduce the stated percentage of Outstanding Senior Debt Securities necessary to modify or amend the Indenture or related documents, or (g) reduce the percentage of aggregate principal amount of Outstanding Senior Debt Securities necessary for waiver of compliance with certain provisions of the Indenture or for the waiver of certain covenants and defaults.

OUTSTANDING SECURITIES

     The Indenture provides that Senior Debt Securities owned by the Company or any of its affiliates shall not be deemed to be Outstanding when determining whether the Holders of the requisite principal amount of Outstanding Senior Debt Securities have given any request, demand, authorization, direction, notice consent or waiver under the Indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Indenture provides that the Company may, without the consent of the Holders of any of the Outstanding Senior Debt Securities under the Indenture, consolidate with or merge with or into any other corporation, or convey, transfer or lease its properties and assets substantially as an entirety to any Person, provided that: (i) the successor is a corporation organized under the laws of the United States, any state thereof or the District of Columbia; (ii) the successor corporation, if other than the Company, assumes the Company's obligations on the Senior Debt Securities and under the Indenture, (iii) if prior to the Release Date, the successor corporation assumes the Company's obligations on the Senior Note Mortgage Bonds and under the Mortgage Indenture;
(iv) after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing; (v) if the Company's assets would become subject to a lien not permitted by the Indenture, the Senior Debt Securities are secured equally and ratably with all indebtedness secured thereby; and (vi) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel each stating that such consolidation, merger, conveyance, transfer and lease and such supplemental indenture comply with the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

CERTAIN DEFINITIONS

      "Attributable Value" in respect of any Sale and Leaseback Transaction means, as of the time of determination, the lesser of (i) the sale price of the property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such Sale and Leaseback Transaction and the denominator of which is the base term of such lease, and (ii) the total obligation (discounted to present value at the rate of interest specified by the terms of such lease) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such Sale and Leaseback Transaction.

      "Consolidated Capitalization" of the Company means consolidated total assets less consolidated non-interest bearing current liabilities, all as shown by a consolidated balance sheet of the Company and all Subsidiaries prepared in accordance with generally accepted accounting principles at the date of such balance sheet.

     "Funded Indebtedness" means notes, bonds, debentures or other similar evidences of indebtedness for Indebtedness which by its terms matures at or is extendible or renewable at the option of the obligor to a date more than 12 months after the date of the creation of such Indebtedness.

      "Indebtedness" means, with respect to any Person (without duplication),
(a) any liability of such Person (1) for borrowed money or under any reimbursement obligation relating to a letter of credit, financial bond or similar instrument or agreement, (2) evidenced by a bond, note, debenture or similar instrument or agreement (including a purchase money obligation) given in connection with the acquisition of any business, properties or assets of any kind (other than a trade payable or a current liability arising in the ordinary course of business or a performance bond or similar obligation), (3) for the payment of money relating to any obligations under any capital lease of real or personal property or (4) any agreement or instrument in respect of an interest rate or currency swap, exchange or hedging transaction or other financial derivatives transaction; (b) any liability of others described in the preceding clause (a) that the Person has guaranteed or that is otherwise its legal liability; and (c) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) and (b) above. For the purpose of determining any particular amount of Indebtedness under this definition, guarantees of (or obligations with respect to letters of credit or financial bonds supporting) Indebtedness otherwise included in the determination of such amount shall not be included.

      "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, encumbrance, or other security arrangement of any kind or nature whatsoever on or with respect to such property or assets (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

     "Net Tangible Assets" means the amount shown as total assets on the consolidated balance sheet of the Company prepared in accordance with generally accepted accounting principles on the date of such balance sheet, less the following: (i) intangible assets including, but without limitation, such items as goodwill, trademarks, tradenames, patents and unamortized debt discount and expense and other regulatory assets carried as an asset on the balance sheet; and (ii) appropriate adjustments, if any, on account of minority interests.

     "Outstanding," when used with respect to Senior Debt Securities of any series, means, as of the date of determination, all such Senior Debt Securities theretofore authenticated and delivered under this Indenture, except:

          (a) such Senior Debt Securities theretofore cancelled by the Trustee or delivered to the Trustee for cancellation;

          (b) such Senior Debt Securities for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than the Company) in trust or set aside and segregated in trust by the Company (if the Company shall act as its own Paying Agent) for the Holders of such Senior Debt Securities; provided
                                                                   --------
     that, if such Senior Debt Securities are to be redeemed, notice of such redemption has been duly given pursuant to the Indenture of provision therefor satisfactory to the Trustee has been made;

          (c) Senior Debt Securities as to which Defeasance has been effected pursuant to the Indenture; and

          (d) such Senior Debt Securities in exchange for or in lieu of which other Senior Debt Securities have been authenticated and delivered pursuant to the Indenture, or which shall have been paid in accordance with the provisions of the Indenture governing mutilated, destroyed, lost or stolen Senior Debt Securities (except with respect to any such Senior Debt Security as to which proof satisfactory to the Trustee is presented that such Senior Debt Security is held by a Person in whose hands such Senior Debt Security is a legal, valid and binding obligation of the Company).

      "Person" means any individual, corporation, partnership, joint venture, association, company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Sale and Lease-Back Transaction" means any arrangement with any Person, providing for the leasing by the Company or a Subsidiary for a period, including renewals, in excess of three years of any property or assets which have been or are to be sold or transferred by the Company or any Subsidiary to such Person.

     "Subsidiary" means any corporation or other business entity of which the Company owns or controls (either directly or through one or more other Subsidiaries) more than 50% of the issued share capital or other ownership interests, in each case having ordinary voting power to elect or appoint directors, managers or trustees of such corporation or other business entity (whether or not capital stock or other ownership interests or any other class or classes shall or might have voting power upon the occurrence of any contingency).

BOOK-ENTRY SECURITIES

     Each series of Senior Debt Securities may be issued in the form of one or more global notes (the "Global Securities") representing all or part of such series of Senior Debt Securities and which will be deposited with or on behalf of The Depository Trust Company as depositary (the "Depositary") and registered in the name of the Depositary or nominee of the Depositary. Certificated Senior Debt Securities will not be exchangeable for Global Securities and, except under the circumstances described below, the Global Securities will not be exchangeable for certificated Senior Debt Securities.

     The Depositary has advised the Company as follows: The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Participants and by the New York Stock Exchange, Inc., the American Stock Exchange Inc. and the National Association of Securities Dealers, Inc. Access to The Depository Trust Company system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. The rules applicable to the Depositary and its Participants are on file with the Commission.

     Upon the issuance of the Global Securities in registered form, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Senior Debt Securities represented by the Global Securities to the accounts of Participants. The accounts to be credited shall be designated by the underwriters. Ownership of beneficial interests in the Global Securities will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests by Participants in the Global Securities will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee. Ownership of beneficial interests in the Global Securities by persons that hold through Participants will be shown on, and the transfer of that ownership interest within such Participant will be effected only through, records maintained by such Participant. Owners of beneficial interests in the Global Securities will not receive written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the Participants through which they purchased beneficial interests in the Global Securities. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in the Global Securities.

     So long as the Depositary, or its nominee, is the registered owner of the Global Securities, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the Senior Debt Securities represented by the Global Securities for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in the Global Securities will not be entitled to have Senior Debt Securities registered in their names, will not receive or be entitled to receive physical delivery of the Senior Debt Securities in definitive form and will not be considered the owner or holders thereof under the Senior Note Indenture.

     Payment of principal of, premium, if any, and any interest on the Senior Debt Securities will be made to the Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Securities representing the Senior Debt Securities. None of the Company, the Trustee, any paying agent or the registrar for the Senior Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Depositary has advised the Company that, upon receipt of any payment of principal, premium or interest in respect of the Global Securities, the Depositary will credit immediately Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Securities as shown on the records of the Depositary. The Company also expects that payments by Participants to owners of beneficial interests in the Global Securities held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such Participants.

     The Global Securities may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor of the Depositary or a nominee of such successor.
If the Depositary is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within ninety days, the Company will issue certificated notes in definitive registered form in exchange for the Global Securities representing the Senior Debt Securities. In addition, the Company may at any time and in its sole discretion determine not to have any Senior Debt Securities in registered form represented by one or more Global Securities and, in such event, will issue certificated notes in definitive form in exchange for the Global Securities representing the Senior Debt Securities. In any such instance, an owner of a beneficial interest in the Global Securities will be entitled to physical delivery in definitive form of certificated Senior Debt Securities represented by the Global Securities equal in principal amount to such beneficial interest and to have such certificated notes registered in its name.


                    DESCRIPTION OF THE FIRST MORTGAGE BONDS

     First Mortgage Bonds, including any series of Senior Note Mortgage Bonds issued as security for the Senior Debt Securities, will be issued in one or more series under the Company's Mortgage Indenture.

     The following summaries of certain provisions of the First Mortgage Bonds and the Mortgage Indenture do not purport to be complete and are subject to, and are qualified in their entirety by express reference to, all the provisions of the Mortgage Indenture, including the definitions therein of certain terms. Certain capitalized terms herein are defined in the Mortgage Indenture.

REDEMPTION AND IMPROVEMENT FUND

     Redemption provisions, if any, for each series of Senior Note Mortgage Bonds will be described in the Prospectus Supplement relating thereto. Except as provided below, the First Mortgage Bonds outstanding on the date of the Indenture may not be redeemed at the option of the Company prior to maturity. Under the Mortgage Indenture, the First Mortgage Bonds may be redeemed by application of cash deposited with the Mortgage Trustee in connection with the taking, purchase or sale of mortgage property, by or pursuant to the direction of a municipal or governmental body.

     As an Improvement Fund, the Company must pay to the Mortgage Trustee on or before May 1, in each year, cash equal to the amount of the Minimum Provision for Depreciation for the preceding calendar year (i.e., as to each full calendar month included in such period the greater of (1) the amount recorded on the books of the Company during such calendar month as charged to income for depreciation of Public Utility Property or (2) 1/12 of 2% of the Book Cost of Depreciable Public Utility Property at the beginning of such calendar month), less credits consisting of (i) Available Additions, (ii) bonds of any series (taken at principal amount) available as the basis for the issue of First Mortgage Bonds under the Mortgage Indenture, and/or (iii) appropriations required for prior lien improvement funds and improvements and/or additions to Public Utility Property which is subject to Prior Liens, not previously used under such Prior Liens. First Mortgage Bonds used as a credit as aforesaid (or retired by the application of cash in the Improvement Fund) may be reinstated by using credits of the character referred to in (i) and (ii) above or by the deposit of cash. Cash in the Improvement Fund may be withdrawn by using credits of the character referred to in (i) and (ii) above or may be applied to the retirement of First Mortgage Bonds of any series. Cash held in such fund may not be applied to the redemption of the First Mortgage Bonds. The Company intends to meet future Improvement Fund requirements with Available Additions.

     The First Mortgage Bonds are not subject to any sinking and additions fund.

KIND AND PRIORITY OF LIEN

     The Senior Note Mortgage Bonds will be secured equally and ratably with all First Mortgage Bonds of other series by the first lien of the Mortgage Indenture on Public Utility Property and other property owned by the Company (but not its Subsidiaries), which includes substantially all the permanent physical properties and franchises of the Company (except as stated below), subject, however, to Permitted Encumbrances and minor exceptions. The Mortgage Indenture requires that there shall be subjected to the lien thereof all after-acquired property (except as to property of the character expressly excepted and subject to certain limitations in cases of mergers and consolidations), subject, however, to Permitted Encumbrances and Prior Liens. Prior Liens may consist only of existing liens or purchase money liens on after-acquired property, and the principal amount of all such liens may not exceed 10% of the principal amount of the outstanding First Mortgage Bonds.

     There are excepted from the lien of the Mortgage Indenture bills, notes, accounts receivable, cash, contracts, shares of stock, bonds, evidences of indebtedness and other securities, and all other choses in action, unless specifically mortgaged and pledged or expressly required so to be; goods, merchandise and appliances held for sale; materials and supplies; automobiles and trucks and similar equipment; oil, coal and other minerals (other than gas) underlying mortgaged lands; oil properties, oil leases and royalties and income therefrom and rights under oil and gas leases to explore for and produce oil; property used principally in the oil business; office equipment; and all other after-acquired property which is not Public Utility Property. While wholly-owned subsidiaries of the Company own interests in Unit 1 or Unit 2 of TNP One, the interest owned by such subsidiaries will not be subject to the lien of the Mortgage Indenture.

REPORTS

     The Mortgage Indenture requires periodic inspections and reports to the Mortgage Trustee by an independent engineer as to maintenance. A certificate of the Company as to absence of default is required to be furnished to the Mortgage Trustee annually.

ISSUANCE OF ADDITIONAL BONDS AND WITHDRAWAL OF CASH DEPOSITED AGAINST SUCH ISSUANCE

     The principal amount of First Mortgage Bonds which may be issued under the Mortgage Indenture is unlimited. First Mortgage Bonds of any series may be issued from time to time on the basis of (1) 60% of the amount of Available Additions, (2) the deposit of cash, and (3) First Mortgage Bonds of any series paid, redeemed or otherwise retired (or for whose payment or redemption cash has been deposited with the Mortgage Trustee) other than First Mortgage Bonds the retirement of which has previously been made the basis for the issuance of additional First Mortgage Bonds or the withdrawal of cash or First Mortgage Bonds retired through the operation of any sinking, improvement or analogous fund to the extent that the terms of any such fund preclude such use.

     With certain exceptions in the case of (3) above, additional First Mortgage Bonds may not be issued under the Mortgage Indenture unless Net Earnings Available for Interest of the Company for 12 consecutive months out of the preceding 15 months are at least two-and-one-half times the aggregate amount of annual Interest Charges on Bonded Indebtedness which gives effect to the interest on the additional First Mortgage Bonds to be issued (the "Interest Coverage Ratio"). Based upon this requirement and assuming an interest rate of 9.0%, the Company could have issued approximately $127 million principal amount of First Mortgage Bonds as of June 30, 1998. Assuming an interest rate of 9.0%, and with the availability of Available Additions, the Company could have issued approximately $131 million principal amount of First Mortgage Bonds as of June 30, 1998.

     Cash deposited with the Mortgage Trustee pursuant to (2) above may be withdrawn to the extent of 60% of Available Additions and 100% of First Mortgage Bonds retired and not previously used exclusive of First Mortgage

Bonds retired through sinking fund operations, to the extent the Mortgage Indenture precludes such use of First Mortgage Bonds, or through the Improvement Fund.

RESTRICTIONS ON DECLARATION OF DIVIDENDS

     The Mortgage Indenture provides that, so long as any First Mortgage Bonds of Series U remain outstanding, the Company is prohibited from declaring dividends on any shares of its common stock (other than dividends payable solely in common stock of the Company), or making any payment on account of the purchase, redemption, or other retirement of any shares of any class of its stock (other than pursuant to any sinking, purchase or analogous fund for its preferred stock) or, directly or indirectly, making any other distribution in respect thereof (other than cash dividends on its preferred stock), unless such dividends on common stock ("Stock Payments") are declared to be payable not more than ninety days after the date of declaration, and unless, at the date of such declaration of dividends on common stock or the date of such payment or distribution (after giving effect, as if paid, to the proposed Stock Payment), the sum of $1.5 million, plus (or minus, in the case of a deficit) the net income of the Company computed for the period from December 31, 1969, to and including the date of declaration (in the case of dividends on common stock) or the making of such proposed Stock Payment, is greater than the sum of the aggregate of all Stock Payments declared or made during such period plus the aggregate amount of all cash dividends on, and payments pursuant to any sinking, purchase or analogous fund for, preferred stock of the Company declared or made during such period. At June 30, 1998, pursuant to the terms of the Mortgage Indenture, approximately $19 million of the Company's $63 million of retained earnings at such date was restricted.

MODIFICATION OF BONDHOLDERS' RIGHTS

     The rights of the bondholders may be modified with the consent of the holders of 75% of the First Mortgage Bonds, including not less than 60% of each series affected. In general, no modification of the terms of maturity or payment of principal, premium or interest is effective against any bondholder without his consent.

THE MORTGAGE TRUSTEE

     The holders of a majority in principal amount of the First Mortgage Bonds outstanding may require the Mortgage Trustee to enforce the Mortgage Indenture, but the Mortgage Trustee is not required to expend its own funds or incur liability if it has reasonable grounds to believe that repayment of such funds or liability is not reasonably assured.

     No holder of any First Mortgage Bond has the right to institute suit to enforce the Mortgage Indenture (other than with respect to the unconditional obligation of the Company to pay the principal of, and interest accrued on, First Mortgage Bonds to the holders thereof) unless the holders of at least 25% in principal amount of the First Mortgage Bonds outstanding shall have filed a request with the Mortgage Trustee for it to institute such action, together with an offer of adequate security and indemnity.

DEFAULTS

     An Event of Default is defined in the Mortgage Indenture as (a) failure to pay principal or premium when due, (b) failure to pay interest for 30 days after becoming due, (c) failure to discharge or satisfy any sinking or improvement fund obligation when due, (d) failure to observe (i) the 10% restriction on Prior Lien Indebtedness, (ii) certain restrictions on the payment of dividends,
(iii) the covenants as to sale, merger or lease, or (iv) the provisions as to investment of certain trust funds, (e) failure to perform or observe other covenants, agreements or conditions for 60 days after notice, (f) entry of an order for reorganization or appointment of a trustee or receiver and continuance of such order or appointment, unstayed, for 60 days, (g) certain adjudications, petitions or consents in bankruptcy, insolvency or reorganization proceedings, and (h) rendering of a judgment in excess of $100,000 and its continuance unsatisfied for 60 days after any stay of execution thereon has been terminated.

     Upon the occurrence of an Event of Default and until it shall have been remedied, the Mortgage Trustee or the holders of not less than 25% in principal amount of the First Mortgage Bonds outstanding may declare the principal of, and interest accrued on, all First Mortgage Bonds to be due and payable immediately.

                              PLAN OF DISTRIBUTION

     The Company may sell any series of the Senior Debt Securities (i) to or through underwriters; (ii) to or through dealers; or (iii) directly to purchasers. A Prospectus Supplement will set forth the terms of the offering of the Senior Debt Securities; including the name or names of any underwriters or dealers, the purchase price of such Senior Debt Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such Senior Debt Securities may be listed. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Only firms named in the Prospectus Supplement or a related pricing supplement, if applicable, will be deemed to be underwriters or dealers in connection with the Senior Debt Securities offered thereby.

     If underwriters are used in the sale, the Senior Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Senior Debt Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Senior Debt Securities will be named in the Prospectus relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Senior Debt Securities offered thereby will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such Senior Debt Securities if any are purchased.

     The Senior Debt Securities may be sold directly by the Company to investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

     If so indicated in the Prospectus Supplement, the Company will authorize underwriters or dealers to solicit offers from certain types of institutions to purchase the Senior Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

     Underwriters and dealers may be entitled under agreements entered into with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters or dealers may be required to make in respect thereof. Underwriters and dealers may engage in transactions with, or perform services for the Company in the ordinary course of business.

     The Senior Debt Securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the Senior Debt Securities.


                             VALIDITY OF SECURITIES

     The validity of the Senior Debt Securities offered hereby and the Indenture will be passed upon for the Company by Michael D. Blanchard, Vice President and General Counsel of the Company and by Haynes and Boone, LLP. Certain other matters will be passed upon for the Company by Haynes and Boone, LLP, Fort Worth, Texas. Certain legal matters in connection with the offering will be passed upon for any underwriters by Milbank, Tweed, Hadley & McCloy, New York, New York. All matters pertaining to local laws in connection with the issuance of the Senior Debt Securities offered hereby will be passed upon only by Haynes and Boone, LLP as to Texas law, and Rubin, Katz, Salazar, Alley & Rouse, Santa Fe, New Mexico, as to New Mexico law.


                                    EXPERTS

     The consolidated financial statements of Texas-New Mexico Power Company as of and for the year ended December 31, 1997, included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been incorporated by reference herein and in the registration statement in reliance upon the report of Arthur

Andersen LLP, independent public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Texas-New Mexico Power Company as of December 31, 1996 and 1995, and for each of the years in the two-year period ended December 31, 1996, included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The report of KPMG Peat Marwick LLP covering the Company's consolidated financial statements refers to a change in the method of accounting for operating revenues in 1995.

===============================================================================

No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to buy any securities other than the securities described in this Prospectus or any offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein or therein is correct as of any time subsequent to the date of such information.



                                 ______________



                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----

Available Information  ....................................................  2
Incorporation of Certain  .................................................  2
 Documents by Reference ...................................................  2
Statement Regarding Forward
   Looking Information ....................................................  2
The Company ...............................................................  3
Use of Proceeds ...........................................................  3
Ratio of Earnings to Fixed Charges ........................................  3
Overview of Securities ....................................................  4
Description of the Senior Debt Securities .................................  4
Description of the First Mortgage Bonds ................................... 14
Plan of Distribution ...................................................... 17
Validity of Securities .................................................... 17
Experts ................................................................... 17


===============================================================================




===============================================================================

                                 $200,000,000



                               TEXAS-NEW MEXICO
                                 POWER COMPANY



                            SENIOR DEBT SECURITIES


                                 ------------
                                  PROSPECTUS
                                 ------------




===============================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

 Securities and Exchange Commission Registration Fee .. $ 59,000
 Printing Expenses ....................................   10,500
 Accounting Fees and Expenses .........................   45,000
 Legal Fees and Expenses ..............................  150,000
 Blue Sky Fees and Expenses ...........................    5,000
 Rating Agency Fees ...................................   92,500
 Trustee Fees .........................................   20,000
 Miscellaneous Expenses ...............................   20,000
                                                        --------
    Total ............................................. $402,000
                                                        ========


     All of the above expenses except the Securities and Exchange Commission registration fee are estimated. All of such expenses will be borne by the Company.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article 2.02-1 of the Texas Business Corporation Act (the "TBCA") provides that any director or officer of a Texas corporation may be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with or in defending any action, suit or proceeding in which he was, is or is threatened to be made a party by reason of his position. With respect to any proceeding arising from actions taken in his official capacity, as a director or officer, he may be indemnified so long as it shall be determined that he conducted himself in good faith and that he reasonably believed that such conduct was in the corporation's best interest.
In cases not concerning conduct in his official capacity as a director or officer, a director or officer may be indemnified so long as it shall be determined that he conducted himself in good faith and that he reasonably believed that his conduct was not opposed to the corporation's best interest.
In the case of any criminal proceeding, a director or officer may be indemnified if he had no reasonable cause to believe his conduct was unlawful. If a director or officer is found liable to the corporation on the basis that personal benefit was improperly received by him, the indemnification is limited to reasonable expenses actually incurred in connection with such proceeding. No indemnification may be made if such officer or director is found liable for willful or intentional misconduct in the performance of his duty to the corporation. If a director or officer is wholly successful, on the merits or otherwise, in connection with such a proceeding, such indemnification is mandatory.

     Section 5 of Article 7 of the Company's Bylaws requires the indemnification of officers and directors to the fullest extent permitted by the TBCA or any other applicable Act. The Company also has policies insuring its officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Act.

     Article 7.06 of the Texas Miscellaneous Corporation Laws Act provides that the articles of incorporation of a corporation may provide that a director of the corporation shall not be liable, or shall be liable only to the extent provided in the articles of incorporation, to the corporation or its shareholders or members for monetary damages for an act or omission in the director's capacity as a director, except that this article does not authorize the elimination or limitation of the liability of a director to the extent the director is found liable for:

          (i) a breach of the director's duty of loyalty to the corporation or its shareholders or members;

          (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

          (iii) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office;

          (iv) an act or omission for which the liability of a director is expressly provided for by an applicable statute.

     Article X of the Company's Articles of Incorporation provides that, to the fullest extent allowed pursuant to the Texas Miscellaneous Corporation Laws Act, or any other applicable laws as presently or hereafter in effect, no director of the Company shall be personally liable to the Company or its shareholders for monetary damages for or with respect to any acts or omissions in his capacity as director of the Company.

ITEM 16.    EXHIBITS

Exhibits filed with this registration statement are denoted by "*."

  Exhibit
    No.           Description
  -------         -----------

   1(a)     -     Form of Underwriting Agreement.

  *4(a)     -     Form of Indenture (the "Indenture") between Texas-New Mexico
                  Power Company and Chase Bank of Texas, N.A., related to the
                  Senior Debt Securities.

   4(b)     -     Form of First Supplemental Indenture related to Senior Debt
                  Securities.

   4(c)     -     Indenture of Mortgage and Deed of Trust (the "Mortgage
                  Indenture") dated as of November 1, 1944 (Exhibit 2(d) to
                  Community Public Service Co. ("CPS") 1978 Form S-7,
                  File No. 2-61323) and incorporated by reference herein.

   4(d)     -     Seventh Supplemental Indenture to the Mortgage Indenture dated as of May 1, 1963 (Exhibit 2(k) to CPS Form S-7, File
                  No. 2-61323) and incorporated by reference herein.

   4(e)     -     Eighth Supplemental Indenture to the Mortgage Indenture dated as of July 1, 1963 (Exhibit 2(1), to CPS Form S-7, File
                  No. 2-61323) and incorporated by reference herein.

   4(f)     -     Ninth Supplemental Indenture to the Mortgage Indenture dated as of August 1, 1965 (Exhibit 2(m), to CPS Form S-7, File
                  No. 2-61323) and incorporated by reference herein.

   4(g)     -     Tenth Supplemental Indenture to the Mortgage Indenture dated as of May 1, 1966 (Exhibit 2(n), to CPS Form S-7, File
                  No. 2-61323) and incorporated by reference herein.

   4(h)     -     Eleventh Supplemental Indenture to the Mortgage Indenture
                  dated as of October 1, 1969 (Exhibit 2(o), to CPS Form S-7,
                  File No. 2-61323) and incorporated by reference herein.

   4(i)     -     Twelfth Supplemental Indenture to the Mortgage Indenture dated as of May 1, 1971 (Exhibit 2(p), to CPS Form S-7, File
                  No. 2-61323) and incorporated by reference herein.

   4(j)     -     Thirteenth Supplemental Indenture to the Mortgage Indenture
                  dated as of July 1, 1974 (Exhibit 2(q), to CPS Form S-7, File
                  No. 2-61323) and incorporated by reference herein.

   4(k)     -     Fourteenth Supplemental Indenture to the Mortgage Indenture
                  dated as of March 1, 1975 (Exhibit 2(r), to CPS Form S-7,
                  File No. 2-61323) and incorporated by reference herein.

   4(l)     -     Fifteenth Supplemental Indenture to the Mortgage Indenture
                  dated as of September 1, 1976 (Exhibit 2(e), File
                  No. 2-57034) and incorporated by reference herein.

   4(m)     -     Sixteenth Supplemental Indenture to the Mortgage Indenture
                  dated as of November 1, 1981 (Exhibit 4(x), File No. 2-74332) and incorporated by reference herein.

   4(n)     -     Seventeenth Supplemental Indenture to the Mortgage Indenture
                  dated as of December 1, 1982 (Exhibit 4(cc), File
                  No. 2-80407) and incorporated by reference herein.

   4(o)     -     Eighteenth Supplemental Indenture to the Mortgage Indenture
                  dated as of September 1, 1983 (Exhibit (a) to Form 10-Q of the
                  Company for the quarter ended September 30, 1983, File
                  No. 1-4756) and incorporated by reference herein.

   4(p)     -     Nineteenth Supplemental Indenture to the Mortgage Indenture
                  dated as of May 1, 1985 (Exhibit 4(v), File No. 2-97230) and incorporated by reference herein.

   4(q)     -     Twentieth Supplemental Indenture to the Mortgage Indenture
                  dated as of July 1, 1987 (Exhibit 4(o) to Form 10-K of the
                  Company for the year ended December 31, 1987, File
                  No. 2-97230) and incorporated by reference herein.

   4(r)     -     Twenty-First Supplemental Indenture to the Mortgage
                  Indenture dated as of July 1, 1989 (Exhibit 4(p) to Form
                  10-Q of the Company for the quarter ended June 30, 1989, File No. 2-97230) and incorporated by reference herein.

   4(s)     -     Twenty-Second Supplemental Indenture to the Mortgage
                  Indenture dated as of January 15, 1992 (Exhibit 4(q) to Form
                  10-K of the Company for the year ended December 31, 1991, File No. 2-97230) and incorporated by reference herein.

   4(t)     -     Twenty-Third Supplemental Indenture to the Mortgage
                  Indenture dated as of September 15, 1993 (Exhibit 4(r) to
                  Form 10-K of the Company for the year ended December 31, 1993, File No. 2-97230) and incorporated by reference herein.

   4(u)     -     Twenty-Fourth Supplemental Indenture to the Mortgage
                  Indenture dated as of November 3, 1995 (Exhibit 4(s) to Form
                  10-K of the Company for the year ended December 31, 1993, File No. 2-97230) and incorporated by reference herein.

   4(v)     -     Twenty-Fifth Supplemental Indenture to the Mortgage
                  Indenture dated as of September 10, 1996 (Exhibit 4(t) to
                  Form 10-Q of the Company for the quarter ended September 30, 1996, File No. 2-97230) and incorporated by reference herein.

   4(w)     -     Indenture and Security Agreement for 12 1/2% Secured
                  Debentures dated as of January 15, 1992 (Exhibit 4(r) to
                  Form 10-K of the Company for the year ended December 31, 1991, File No. 2-97230) and incorporated by reference herein.

   4(x)     -     Indenture and Security Agreement for 10 3/4% Secured
                  Debentures dated as of September 15, 1993 (Exhibit 4(t) to
                  Form 10-K of the Company for the year ended December 31, 1993, File No. 2-97230) and incorporated by reference herein.

   4(y)     -     Form of Supplemental Indenture to the Mortgage Indenture
                  related to the Senior Note Mortgage Bonds.

   5(a)     -     Opinion of Haynes and Boone, LLP as to the validity of the
                  Senior Debt Securities.

 *12(a)     -     Computation of Ratio of Earnings to Fixed Charges.

  23(a)     -     Consent of Haynes and Boone, LLP contained in the opinion
                  filed as Exhibit 5(a).

  23(b)     -     Consent of Rubin, Katz, Salazar, Alley & Rouse.

 *23(c)     -     Consent of KPMG Peat Marwick LLP, independent auditors.

 *23(d)     -     Consent of Arthur Andersen LLP, independent public
                  accountants.

 *24(a)     -     Power of Attorney appears on the signature page hereof.

 *25(a)     -     Form T-1 Statement of Eligibility under the Trust Indenture
                  Act of 1939, as amended, of Chase Bank of Texas, N.A., as Trustee under the Indenture relating to the Senior Debt
                  Securities.

 *25(b)     -     Form T-1 Statement of Eligibility under the Trust Indenture
                  Act of 1939, as amended, of U.S. Bank Trust, N.A., as
                  Trustee under the Mortgage Indenture relating to the Senior
                  Note Mortgage Bonds.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on the 24th day of September, 1998.


                        TEXAS-NEW MEXICO POWER COMPANY



                        By:   /s/ Manjit S. Cheema
                              -----------------------------------------
                                              Manjit S. Cheema
                              Senior Vice President and Chief Financial Officer


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Manjit S. Cheema, Michael D. Blanchard and Paul W. Talbot, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign, execute and file with the Securities and Exchange Commission and any state securities regulatory board or commission any documents relating to the proposed issuance and registration of the securities offered pursuant to this Registration Statement on Form S-3 and any registration statement of the Company relating to the Senior Debt Securities filed after the date hereof pursuant to Rule 462(b) under the Securities Act of 1933, including any amendment or amendments, including post-effective amendments, relating thereto, with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

            SIGNATURE                        TITLE                      DATE
            ---------                        -----                      ----

/s/ Kervern R. Joyce               Chairman, President and       September 24, 1998
---------------------------------  Chief Executive Officer
        Kevern R. Joyce

/s/ Manjit S. Cheema               Senior Vice President and     September 24, 1998
---------------------------------  Chief Financial Officer
        Manjit S. Cheema

/s/ Michael J. Ricketts            Controller and                September 24, 1998
---------------------------------  Chief Accounting Officer
      Michael J. Ricketts

/s/ R. Denny Alexander             Director                      September 24, 1998
---------------------------------
       R. Denny Alexander

/s/ John A. Fanning                Director                      September 24, 1998
---------------------------------
         John A. Fanning



/s/ Sidney M. Gutierrez            Director                      September 24, 1998
--------------------------------
       Sidney M. Gutierrez

/s/ Harris L. Kempner              Director                      September 24, 1998
--------------------------------
      Harris L. Kempner, Jr.

/s/ J.R. Holland, Jr.              Director                      September 24, 1998
--------------------------------
      J. R. Holland, Jr.

/s/ Dr. Carol D. Smith Surles      Director                      September 24, 1998
--------------------------------
   Dr. Carol D. Smith Surles

/s/ Larry G. Wheeler               Director                      September 24, 1998
--------------------------------
        Larry G. Wheeler

/s/ Dennis H. Withers              Director                      September 24, 1998
--------------------------------
       Dennis H. Withers

                                 EXHIBIT INDEX


Exhibits filed with this registration statement are denoted by "*."

  Exhibit
    No.           Description
  -------         -----------

   1(a)     -     Form of Underwriting Agreement.

  *4(a)     -     Form of Indenture (the "Indenture") between Texas-New Mexico
                  Power Company and Chase Bank of Texas, N.A., related to the
                  Senior Debt Securities.

   4(b)     -     Form of First Supplemental Indenture related to Senior Debt
                  Securities.

   4(c)     -     Indenture of Mortgage and Deed of Trust (the "Mortgage
                  Indenture") dated as of November 1, 1944 (Exhibit 2(d) to
                  Community Public Service Co. ("CPS") 1978 Form S-7,
                  File No. 2-61323) and incorporated by reference herein.

   4(d)     -     Seventh Supplemental Indenture to the Mortgage Indenture dated as of May 1, 1963 (Exhibit 2(k) to CPS Form S-7, File
                  No. 2-61323) and incorporated by reference herein.

   4(e)     -     Eighth Supplemental Indenture to the Mortgage Indenture dated as of July 1, 1963 (Exhibit 2(1), to CPS Form S-7, File
                  No. 2-61323) and incorporated by reference herein.

   4(f)     -     Ninth Supplemental Indenture to the Mortgage Indenture dated as of August 1, 1965 (Exhibit 2(m), to CPS Form S-7, File
                  No. 2-61323) and incorporated by reference herein.

   4(g)     -     Tenth Supplemental Indenture to the Mortgage Indenture dated as of May 1, 1966 (Exhibit 2(n), to CPS Form S-7, File
                  No. 2-61323) and incorporated by reference herein.

   4(h)     -     Eleventh Supplemental Indenture to the Mortgage Indenture
                  dated as of October 1, 1969 (Exhibit 2(o), to CPS Form S-7,
                  File No. 2-61323) and incorporated by reference herein.

   4(i)     -     Twelfth Supplemental Indenture to the Mortgage Indenture dated as of May 1, 1971 (Exhibit 2(p), to CPS Form S-7, File
                  No. 2-61323) and incorporated by reference herein.

   4(j)     -     Thirteenth Supplemental Indenture to the Mortgage Indenture
                  dated as of July 1, 1974 (Exhibit 2(q), to CPS Form S-7, File
                  No. 2-61323) and incorporated by reference herein.

   4(k)     -     Fourteenth Supplemental Indenture to the Mortgage Indenture
                  dated as of March 1, 1975 (Exhibit 2(r), to CPS Form S-7,
                  File No. 2-61323) and incorporated by reference herein.

   4(l)     -     Fifteenth Supplemental Indenture to the Mortgage Indenture
                  dated as of September 1, 1976 (Exhibit 2(e), File
                  No. 2-57034) and incorporated by reference herein.

   4(m)     -     Sixteenth Supplemental Indenture to the Mortgage Indenture
                  dated as of November 1, 1981 (Exhibit 4(x), File No. 2-74332) and incorporated by reference herein.

   4(n)     -     Seventeenth Supplemental Indenture to the Mortgage Indenture
                  dated as of December 1, 1982 (Exhibit 4(cc), File
                  No. 2-80407) and incorporated by reference herein.

   4(o)     -     Eighteenth Supplemental Indenture to the Mortgage Indenture
                  dated as of September 1, 1983 (Exhibit (a) to Form 10-Q of the
                  Company for the quarter ended September 30, 1983, File
                  No. 1-4756) and incorporated by reference herein.

   4(p)     -     Nineteenth Supplemental Indenture to the Mortgage Indenture
                  dated as of May 1, 1985 (Exhibit 4(v), File No. 2-97230) and incorporated by reference herein.

   4(q)     -     Twentieth Supplemental Indenture to the Mortgage Indenture
                  dated as of July 1, 1987 (Exhibit 4(o) to Form 10-K of the
                  Company for the year ended December 31, 1987, File
                  No. 2-97230) and incorporated by reference herein.

   4(r)     -     Twenty-First Supplemental Indenture to the Mortgage
                  Indenture dated as of July 1, 1989 (Exhibit 4(p) to Form
                  10-Q of the Company for the quarter ended June 30, 1989, File No. 2-97230) and incorporated by reference herein.

   4(s)     -     Twenty-Second Supplemental Indenture to the Mortgage
                  Indenture dated as of January 15, 1992 (Exhibit 4(q) to Form
                  10-K of the Company for the year ended December 31, 1991, File No. 2-97230) and incorporated by reference herein.

   4(t)     -     Twenty-Third Supplemental Indenture to the Mortgage
                  Indenture dated as of September 15, 1993 (Exhibit 4(r) to
                  Form 10-K of the Company for the year ended December 31, 1993, File No. 2-97230) and incorporated by reference herein.

   4(u)     -     Twenty-Fourth Supplemental Indenture to the Mortgage
                  Indenture dated as of November 3, 1995 (Exhibit 4(s) to Form
                  10-K of the Company for the year ended December 31, 1993, File No. 2-97230) and incorporated by reference herein.

   4(v)     -     Twenty-Fifth Supplemental Indenture to the Mortgage
                  Indenture dated as of September 10, 1996 (Exhibit 4(t) to
                  Form 10-Q of the Company for the quarter ended September 30, 1996, File No. 2-97230) and incorporated by reference herein.

   4(w)     -     Indenture and Security Agreement for 12 1/2% Secured
                  Debentures dated as of January 15, 1992 (Exhibit 4(r) to
                  Form 10-K of the Company for the year ended December 31, 1991, File No. 2-97230) and incorporated by reference herein.

   4(x)     -     Indenture and Security Agreement for 10 3/4% Secured
                  Debentures dated as of September 15, 1993 (Exhibit 4(t) to
                  Form 10-K of the Company for the year ended December 31, 1993, File No. 2-97230) and incorporated by reference herein.

   4(y)     -     Form of Supplemental Indenture to the Mortgage Indenture
                  related to the Senior Note Mortgage Bonds.

   5(a)     -     Opinion of Haynes and Boone, LLP as to the validity of the
                  Senior Debt Securities.

 *12(a)     -     Computation of Ratio of Earnings to Fixed Charges.

  23(a)     -     Consent of Haynes and Boone, LLP contained in the opinion
                  filed as Exhibit 5(a).

  23(b)     -     Consent of Rubin, Katz, Salazar, Alley & Rouse.

 *23(c)     -     Consent of KPMG Peat Marwick LLP, independent auditors.

 *23(d)     -     Consent of Arthur Andersen LLP, independent public
                  accountants.

 *24(a)     -     Power of Attorney appears on the signature page hereof.

 *25(a)     -     Form T-1 Statement of Eligibility under the Trust Indenture
                  Act of 1939, as amended, of Chase Bank of Texas, N.A., as Trustee under the Indenture relating to the Senior Debt
                  Securities.

 *25(b)     -     Form T-1 Statement of Eligibility under the Trust Indenture
                  Act of 1939, as amended, of U.S. Bank Trust, N.A., as
                  Trustee under the Mortgage Indenture relating to the Senior
                  Note Mortgage Bonds.